Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders MGP Ingredients, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-51849, 333-119860, 333-137593, 333-162625, and 333-162626) on Forms S-8 of MGP Ingredients, Inc. of our report dated March 9, 2012, with respect to the balance sheets of Illinois Corn Processing LLC as of December 31, 2011 and 2010, and the related statements of operations, changes in members' equity and comprehensive loss, and cash flows for the years ended December 31, 2011 and December 31, 2010, and for the period November 20, 2009 (inception) through December 31, 2009, which appears in the December 31, 2011 transition report on Form 10-KT of MGP Ingredients, Inc.

/s/ KPMG LLP
Kansas City, Missouri

March 12, 2012